EXHIBIT 23.2

Consent of Independent Registered Public Accountants

The Board of Directors
Gardenburger, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-64622, 33-64624, 33-76764, 333-79451, 333-79455 and 333-61858) on Forms S-8 and (Nos. 333-56775 and 333-79653) on Forms S-3 of Gardenburger, Inc. of our report dated November 7, 2003 with respect to the balance sheet of Gardenburger, Inc. as of September 30, 2003, and the related statements of operations, shareholders’ deficit, and cash flows for each of the years in the two-year period ended September 30, 2003, and the related financial statement schedule, which report appears in the September 30, 2004 annual report on Form 10-K of Gardenburger, Inc.

Our report refers to the revisions required to include the transitional disclosures described in Note 3 to the financial statements required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles Assets.

/s/ KPMG LLP
Portland, Oregon
February 18, 2005